Exhibit 4.5

Certain information has been excluded from this Exhibit 4.5 because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [*****] indicates that information has been redacted.

Execution Version

2019 AMENDMENT No. 3

TO GLOBAL MASTER SERVICES AGREEMENT AND TO SUPPLY AGREEMENT

This amendment (“2019 Amendment No. 3”) to the Global Master Services Agreement dated 1 January 2015 (“MSA”) and the Supply Agreement dated 1 January 2016 (“Supply Agreement”), each as amended by amendment agreements dated 23 December 2015, 8 March 2016, 3 May 2017, 2 July 2018, 19 July 2017 and 15 July 2019 (the “Amendment Agreements”), and side letters dated 7 June 2016, 24 November 2016, 9 August 2017, 24 August 2017, 8 September 2017, 2 July 2018, 19 December 2018, 29 May 2019 and 18 January 2019 (the “Side Letters”), is entered into as of 10 December 2019 by and between:

(1)                                 SHIRE INTERNATIONAL GMBH, a Swiss limited liability company having its registered office at Zahlerweg 10, 6301 Zug, Switzerland (“Shire”);

(2)                                 SHIRE PHARMACEUTICALS IRELAND LTD, an Irish limited liability company having its registered office at Block 2 & 3 Miesian Plaza, 50 -58 Baggot Street Lower, Dublin 2, Ireland (“SPIL”); and

(3)                                 CENTOGENE AG, a German stock corporation incorporated under the laws of the Federal Republic of Germany with principal office in Rostock, registered with the district court (‘Amtsgericht’) in Rostock under HRB 13225 and having a business address at Am Strande 7, 18055 Rostock, Germany (“Centogene”).

PREAMBLE

(A)                               Under the MSA, Centogene agreed to provide certain diagnostic testing services relating to dried-blood-spot cards for the purpose of identifying patients suffering from lysosomal storage disorders and other rare diseases to Shire and its affiliates.

(B)                               Under the Supply Agreement, Centogene agreed to develop, manufacture and supply DBS test kits for use in certain required countries on the basis of Centogene’s existing DBS test kits (ii) manufacture new DBS test kits and (iii) supply SPIL and its affiliates with new DBS test kits.

(C)                               On January 8, 2019 Takeda Pharmaceutical Company Limited acquired Shire plc.

(D)                               Shire, SPIL and Centogene now wish to extend the term of the MSA and Supply Agreement until 31 March 2021 and amend certain financial and other aspects of their cooperation going forward, on the understanding that any further supplies of products and services beyond 31 March 2021 required by the Takeda group of companies will be subject to further agreement between Takeda and Centogene.

NOW, THEREFORE, Shire, Centogene and SPIL, intending to be legally bound, hereby agree to amend the MSA and Supply Agreement (as amended by the Amendment Agreements and Side Letters) as follows:

1                                         DEFINITIONS

In this 2019 Amendment No. 3, any capitalized terms shall have the meaning set forth in the MSA or the Supply Agreement (as amended by the Amendment Agreements and Side Letters), unless a term is specifically defined under this 2019 Amendment No. 3.

2                                         AMENDMENTS TO MSA

2.1.                            Shire and Centogene agree to replace Section 3.3 of the MSA with the following:

3.3                               Timeframes. Centogene shall process submitted Samples, perform Diagnostic Tests and notify the Physician or Third Party laboratory that the Diagnostic Results are available for download through Centogene’s CentoPortal within ten (10) Business Days after receipt of the relevant Sample, provided the Test Kits and/or Testing Request Forms submitted to Centogene contain sufficient testing material and all information required by the Test Kits and/or Testing Request Forms (e.g. patient consent, sender information, target, clinically relevant information as regards to New Test Kits, etc.).

2.2                               Shire and Centogene agree to amend Section 3.6 of the MSA with respect to the calendar year 2020 and first calendar quarter of 2021 as follows:

Subject to the below, Shire shall make the following payments to Centogene for the performance of an unlimited and uncapped number of Diagnostic Tests for Morbus Fabry, Morbus Gaucher, Morbus Hunter, MPS1, MPS2, MPS3, MPS4, MPS6 and MPS7 in the calendar year 2020 and first calendar quarter of 2021 respectively (the “Flat Fee”):

2020:                                                                €[*****] ([*****] Euro)

Q1 2021:                                             €[*****] ([*****] Euro)

With respect to the calendar year 2020 and first calendar quarter of 2021, the Flat Fee shall include all costs and charges incurred by Centogene with respect to diagnostic testing under the MSA (as amended and supplemented by the Amendment Agreements and Side Letters). Centogene hereby expressly waives any additional payment claims under the MSA, including without limitation:

(i)                                     all Excess Diagnostic Tests or other charges for additional diagnostic tests under Section 3.6(c);

(ii)                                  all Additional Processing Fees under Section 3.2(a) and 3.6(d);

(iii)                               manual processing fees for processing whole blood (EDTA) samples from:

(a)                                 Ukraine and Kazakhstan, under Section 2.1 of the Side Letter dated 24 August 2017; and

(b)                                 Serbia, under Section 2.1 of the Side Letter dated 29 May 2019.

(iv)                              all Quality Validation Testing Fees under Section 2(a) of the Side Letter dated 2 July 2018;

(v)                                 all shipment and importation costs, duties and licensing fees, including costs of managing importation licences;

(vi)                              all reporting costs under Section 3 of 2019 Amendment No. 2; and

(vii)                           all costs relating to hospital testing in Germany pursuant to Side Letters dated 7 June 2016, 9 August 2017 and 18 January 2019.

Centogene shall invoice Shire for €[*****] ([*****] Euro), being [*****] per cent ([*****]%) of the Flat Fee for the calendar year 2020, upon signature of this 2019 Amendment No. 3 and  Shire shall make payment of such invoice within 30 days of receipt.

The remainder of the Flat Fee shall be invoiced on a pro rata monthly basis in advance on the first Business Day of each calendar month i.e. €[*****] per month in 2020 and €[*****] per month in Q1 2021. Shire shall make payment within ninety (90) calendar days of receipt of Centogene’s invoice.

Notwithstanding the concept of the Flat Fee, if Centogene performs less than [*****] Diagnostic Tests in 2020 or [*****] in Q1 2021, reconciliation will take place in the subsequent calendar year or quarter (as the case may be). At the start of such subsequent calendar year or quarter, Centogene will issue a credit note against which future Shire or other Shire affiliate invoices may be offset, for an amount equal to the difference between the annual flat fee and the value of the actual tests performed, invoiced at the prices set forth in Exhibit 1 of the MSA (Diagnostic Tests and Prices).

If Shire wishes Centogene to process any Third Party DBS test kits that have not previously been validated for use in Centogene’s systems, it shall notify Centogene and provide details of the required processing. Centogene shall within ten Business Days after receipt of Shire’s notification provide Shire with an estimate of the timeframe and cost of validation, such cost not to exceed €[*****].  If Shire approves the estimate Centogene shall validate the Third Party DBS test kits within the agreed timeframe and cost.

2.3                               Shire and Centogene agree to add a new Section 5.5 to the MSA, as follows:

5.5                               Support. Centogene shall commit sufficient project management resource to ensure swift internal communication and coordination within Centogene so that it meets the requirements of, and fully discharges its obligations under, this Agreement.

2.4                               Shire and Centogene agree to replace Sections 12.1 and 12.2 of the MSA with the following:

12.1                        Term. This Agreement shall come into force at the Effective Date and shall remain in full force until 31 March 2021, unless terminated in accordance with Section 12.3 et seq.

12.2                        [Not used]

3                                         SUPPLY AGREEMENT

3,1                               SPIL and Centogene agree to add the following to Section 3.4 of the Supply Agreement:

Notwithstanding the foregoing, Centogene will develop Contract DBS Test Kits in accordance with the following timings:

(a)                                 for any of the following changes to the Contract DBS Test Kits, Centogene shall provide the first technical file to Shire within [*****] ([*****]) days after the effective date of Shire’s Development Order:

1.                                      translation into local languages that are not currently offered by Centogene;

2.                                      changes to filter paper material and/or physical dimensions specifications;

3.                                      changes to outer card material and/or physical dimensions specifications;

4.                                      changes to art work layout impacting where the information will be presented on the Centogene card;

5.                                      changes to art work layout and or language content specific to the instructions for use or, to the extent solely requested by Shire and unrelated from requirements resulting from an initial review or a Yearly Review, the informed consent form.

(b)                                 for all other changes to or re-development of such artwork Centogene shall provide artwork specifications to Shire within [*****] ([*****]) Business Days after the effective date of Shire’s Development Order;

(c)                                  Centogene shall incorporate Shire’s input into any artwork specifications within [*****] ([*****]) Business Days of receipt of Shire’s comments, if, when and insofar as comments were accepted by Centogene, provided that:

(i)                                     any discussions between the Parties concerning Shire’s comments will extend the timeline; and

(ii)                                  both Parties reply to questions and/or provide comments on the input of the respective other Party within [*****] ([*****]) Business Days of receipt; and

(d)                           Centogene shall submit the technical file to the respective Regulatory Authorities for Regulatory Approval within [*****] ([*****]) month of Shire’s approval of such artwork file.

3.2                               SPIL and Centogene agree to replace Sections 8.2 to 8.7 of the Supply Agreement with the following:

8.2                               Supply. Within [*****] ([*****]) days after the end of a calendar month, Centogene shall invoice Shire for the Contract DBS Test Kits Delivered in the preceding calendar month.

8.3                               Kit Development. Within [*****] ([*****]) days after the end of a calendar month, Centogene shall invoice Shire for the Kit Development activities completed in the preceding calendar month, based in the Kit Development fees as defined in Exhibit 3.

8.4                               Third Party Expenditures to be borne by Shire. Centogene shall bear all costs for the use of Third Party consultants, unless Shire Inc. participates in the costs as set forth under this Section 8.4. Only upon provision of a detailed cost estimate and subject to prior written approval by Shire International GmbH, actual and documented costs by Centogene for use of Third Party regulatory service providers to obtain Regulatory Approval for any country will be reimbursed by Shire Inc, subject to a maximum of:

(a)                                 €[*****] per country in respect of any ‘Tier 1’ countries (namely CE Mark countries, FDA, MEDSAP countries, Israel, Canada, Australia, New Zealand); and

(b)                                 €[*****] per country in respect of any other (‘Tier 2’) countries.

Third Party expenditures shall be invoiced immediately after payment of such expenditures by Centogene to Shire Inc, provided that Centogene presents originals of the Third Party invoices.

8.5                               [not used]

8.6                               [not used]

8.7                               Payment Term. Payment will be made within ninety (90) days of receipt of invoice.

3.3                               SPIL and Centogene agree to replace Exhibit 3 of the Supply Agreement in its entirely with a new Exhibit 3, attached to this 2019 Amendment No. 3 as Appendix 1.

3.4                               SPIL and Centogene agree to amend Section 9.6 and to add a new Section 9.7 to the Supply Agreement, as follows:

9.6                               No Exclusivity. Nothing in this Agreement shall prevent Shire from obtaining its demand for DBS test kits, which are not processed by Centogene under the Global Master Services Agreement, from any Third Party. Shire intends and agrees to use reasonable efforts to use solely Centogene’s CentoCards as its preferred sample collection kit in countries where Contract DBS Test Kits are processed by Centogene under the Global Master Services Agreement.

9.7                               Support. Centogene shall commit sufficient project management resource to ensure swift internal communication and coordination within Centogene so that it meets the requirements of, and fully discharges its obligations under, this Agreement.

4                                         2018 SIDE LETTER

4.1                               Shire and Centogene agree to extend the terms of the Side Letter to the MSA on the testing of expired contract DBS Test kits dated 2 July 2018 until 31 March 2021, provided however that Shire shall have the right to terminate that Side Letter upon thirty (30) days prior written notice to Centogene.

5                                         OTHER TERMS

5.1                               All other terms and conditions as set forth in the MSA and the Supply Agreement (As amended by the Amendment Agreements and Side Letters) shall remain in full force and effect.

Place:	Zug, Switzerland	Place:	Berlin

Date:	10/12/19	Date:	11.12.2019

for and on behalf of		for and on behalf of
Shire International GmbH		Centogene AG

/s/ Remco Lemarcq		/s/ Prof. Dr. Arndt Rolfs

Name:	Remco Lemarcq	Name:	Prof. Dr. Arndt Rolfs

Title:	Proxy Holder	Title:	CEO

Place:	Dublin, Ireland

Date:	10/12/2019
for and on behalf of Shire Pharmaceuticals Ireland Ltd

/s/ Denis Ahern

Name:	Denis Ahern

Title:	Director

APPENDIX 1

Exhibit 3 - Prices

Development

Kit Development: [*****] € for each new Kit Development project or project to modify Existing DBS Test Kits which require translation into local languages that are not currently offered by Centogene. [*****] € for each new Kit Development project or each project to modify Existing DBS Test Kits which do not require such translations.

Regulatory

Actual and documented expenditures by Centogene for use of certain Third Party consultants as described in Section 8.4 of the Agreement.

Centogene will present copies of the Third Party invoices.

Supply

Price per Contract DBS Test Kits (finally assembled filter card, incl. protective covering, envelope, instructions and consent): €[*****]

The above price is inclusive of legal fees, annual QM fees, storage fees and quality control for production fees.